CLARK WILSON LLP
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Our File No. 31650-0001 / CW1302307.1

Clark Wilson LLP
Barristers & Solicitors
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800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
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July 3, 2007

Guinness Exploration, Inc.
844 Reddington Court
Coquitlam, BC V4C 4P7

Dear Sirs:

**Re: Common Stock of Guinness Exploration, Inc.
Registered on Form SB-2 filed December 27, 2006;
Amendment No. 1 filed February 6, 2007;
Amendment No. 2 filed July 3, 2007**

We have acted as special counsel to Guinness Exploration, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on July 3, 2007, of an amended registration statement on Form SB-2 (the "Amended Registration Statement") under the *Securities Act of 1933*, as amended (the "Securities Act") registering 5,525,000 shares of the Company's common stock (the "Registered Shares") for resale by certain selling shareholders named in the Amended Registration Statement.

In connection with this opinion, we have examined the following documents:

(a) Articles of the Company;

(b) By-Laws of the Company;

(c) resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d) the Amended Registration Statement; and

(e) the Prospectus (the "Prospectus") constituting a part of the Amended Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below,

we are of the opinion that the Registered Shares to which the Amended Registration Statement and Prospectus relate are duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

Clark Wilson LLP